                                THE COMMONWEALTH OF MASSACHUSETTS
----------                            William Francis Galvin
Examiner                          Secretary of the Commonwealth
                       One Ashburton Place, Boston, Massachusetts 02108-1512

                                RESTATED ARTICLES OF ORGANIZATION
                            (General Laws, Chapter 156B, Section 74)

----------
Name
Approved
              We,         Donald N. Smith,  *President
                   -----------------------------------------------------------,

              and         Aaron B. Parker, *Clerk
                   -----------------------------------------------------------,

              of          Friendly Ice Cream Corporation
                   -----------------------------------------------------------,
                                   (EXACT NAME OF CORPORATION)

              located at 1855 Boston Road, Wilbraham, Massachusetts 01095
                   -----------------------------------------------------------,
                           (STREET ADDRESS OF CORPORATION MASSACHUSETTS)

              do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on _____________, 19____ by a vote of the directors/or:


         _______ shares of ______________ of _________ shares outstanding,
                            (TYPE, CLASS & SERIES, IF ANY)

         _______ shares of ______________ of _________ shares outstanding, and
                            (TYPE, CLASS & SERIES, IF ANY)

         _______ shares of ______________ of _________ shares outstanding,
                            (TYPE, CLASS & SERIES, IF ANY)

              **being at least a majority of each type, class or series
                outstanding and entitled to vote thereon: /**being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:


C     / /
P     / /                                    ARTICLE I
M     / /                       The name of the corporation is:
R.A.  / /                        Friendly Ice Cream Corporation

                                             ARTICLE II
              The purpose of the corporation is to engage in the following business activities:
                                         (See Attachment 2)


              *DELETE THE INAPPLICABLE WORDS.  **DELETE THE INAPPLICABLE CLAUSE.
              NOTE: IF THE SPACE PROVIDED UNDER ANY ARTICLE OR ITEM ON THIS
              FORM IS INSUFFICIENT, ADDITIONS SHALL BE SET FORTH ON SEPARATE 8-1/2 x 11 SHEETS OF PAPER WITH A LEFT MARGIN OF AT LEAST 1 INCH. ADDITIONS TO MORE THAN ONE ARTICLE MAY BE MADE ON A SINGLE SHEET SO LONG AS EACH ARTICLE REQUIRING EACH ADDITION IS CLEARLY INDICATED.

----------
P.C.

                                    ARTICLE III
State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

-------------------------------------------------------------------------------------------
     WITHOUT PAR VALUE                          WITH PAR VALUE
-------------------------------------------------------------------------------------------
TYPE         NUMBER OF SHARES       TYPE           NUMBER OF SHARES               PAR VALUE
-------------------------------------------------------------------------------------------
Common:                            Common:           50,000,000                     $.01
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
Preferred:                         Preferred:         1,000,000                     $.01
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

                                   ARTICLE IV
If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

                               (See Attachment 4)

                                    ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:


                                       N/A




                                    ARTICLE VI
**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

                                 (See Attachment 6)






**IF THERE ARE NO PROVISIONS STATE "NONE".
NOTE: THE PRECEDING SIX (6) ARTICLES ARE CONSIDERED TO BE PERMANENT AND MAY ONLY BE CHANGED BY FILING APPROPRIATE ARTICLES OF AMENDMENT.

                                  ARTICLE VII

The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.


                                 ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:
    1855 Boston Road, Wilbraham, Massachusetts  01095

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

                 NAME              RESIDENTIAL ADDRESS      POST OFFICE ADDRESS

President: Donald N. Smith   90 Hawthorne Road, Barrington Hills, IL 60010 SAME

Treasurer: George G. Roller  2304 Bigelow Commons, Enfield, CT 06082       SAME

Clerk:     Aaron B. Parker   93 Elmwood Avenue, Longmeadow, MA 01106       SAME

Directors: Donald N. Smith   SEE ABOVE                                     SAME
           Steven L. Ezzes   7 Sipperlays Hill Road, Westport, CT 06680    SAME
           Charles L. Atwood 2980 Gardens Way, Memphis, TN 38111           SAME
           Barry Krantz      11 Ironwood Court, Irvine, CA 92714           SAME
           Gregory L. Segall 1022 Barberry Road, Bryn Mawr, PA 19010       SAME








c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of:

d. The name and business address of the resident agent, if any, of the corporation is:

    CT Corporation System, 2 Oliver Street, Boston, MA 02109

**We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:

                              (See Attachment A)

SIGNED UNDER THE PENALTIES OF PERJURY, this         day of              , 19
                                            -------        ------------     --,
                                               Donald N. Smith, *President,
--------------------------------------------------------------

                                               Aaron B. Parker, *Clerk.
--------------------------------------------------------------


*Delete the inapplicable words.     **If there are no amendments, state "None".

                  THE COMMONWEALTH OF MASSACHUSETTS

                  RESTATED ARTICLES OF ORGANIZATION
              (General Laws, Chapter 156B, Section 74)


       ------------------------------------------------------
       ------------------------------------------------------


       I hereby approve the within Restated Articles of Organization and, the filing fee in the amount of $_________ having been paid, said articles are deemed to have been filed with me this ________day of _____________, 19___.


       Effective Date:__________________________________________




                           WILLIAM FRANCIS GALVIN
                       Secretary of the Commonwealth



                     TO BE FILLED IN BY CORPORATION
                  Photocopy of document to be sent to:

       ------------------------------------------------------

       ------------------------------------------------------

       ------------------------------------------------------

       Telephone:
                 --------------------------------------------

                                                                    ATTACHMENT 2
                                      ARTICLE II


    1. To manufacture, store, buy, sell, handle, preserve, can, export, import, market, distribute, dispose of in any manner and generally trade and deal in and with, at wholesale or retail, as principal or agent, ice cream, dairy foods and food products of every class, kind and description.

    2. To carry on any manufacturing, mercantile, selling, management, service or other business, operation or activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of The Commonwealth of Massachusetts, whether or not related to those referred to in the foregoing paragraph.

    3. To carry on any business, operation or activity through a wholly or partly owned subsidiary.

    4. To carry on any business, operation or activity referred to in the foregoing paragraphs to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or in conjunction or a joint venture or other arrangement with any corporation, association, trust, firm or individual.

    5. To have as additional purposes all powers granted to business corporations under Chapter 156B, as amended from time to time, of the General Laws of The Commonwealth of Massachusetts.

                                                                    ATTACHMENT 4
                                      ARTICLE IV

    Upon the effectiveness of these Restated Articles of Organization, each outstanding share of the Corporation's issued and outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock shall be automatically converted into one share of Common Stock, whereupon each certificate evidencing shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall thereafter evidence the number of whole shares of Common Stock into which they have been converted, without need to exchange such certificate for a new certificate.

A.  DESCRIPTION OF STOCK

    Section 1. Common Stock. The holders of shares of Common Stock shall have the following rights:

         (a) Voting. The holders of shares of Common Stock shall be entitled to one vote per share on all matters to be voted by stockholders of the Corporation.

         (b) Dividends and Distributions. Dividends may be declared upon and paid to the holders of Common Stock as the Board of Directors shall determine.

         (c) Liquidation. On dissolution and liquidation of the Corporation, whether voluntary or involuntary, after paying or setting aside for the holders of all shares of Preferred Stock then outstanding the full preferential amounts to which they are entitled pursuant to the terms thereof, the net assets of the Corporation remaining shall be divided ratably among the holders of shares of Common Stock.

         (d) Conversion. The holders of shares of Common Stock shall not have any conversion rights whatsoever with respect to such shares of Common Stock.

    Section 2. Preferred Stock. The Board of Directors is authorized, subject to the limitations prescribed by law and by the provisions of this
Article IV, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series, and to determine the designations, relative rights, preferences and limitations of the shares of each series. The authority of the Board of Directors with respect to each series includes determination of the following:

         (a) The number of shares in and the distinguishing designation of that series;

         (b) Whether shares of that series shall have full, special, conditional, limited or no voting rights, except to the extent otherwise provided by law;

         (c) Whether shares of that series shall be convertible into other securities of the Corporation and the terms and conditions of the conversion, including provision for adjustment of the conversion rate in circumstances determined by the Board of Directors;

         (d) Whether or not shares of that series shall be redeemable and the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions or at different redemption dates;

         (e) The dividend rate, if any, on shares of that series, the manner of calculating any dividends and the preferences of any dividends;

         (f) The right of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the rights of priority of that series relative to the Common Stock and any other series of Preferred Stock on the distribution of assets on dissolution; and

         (g) Any other relative rights, preferences and limitations of that series that are permitted by law to vary.

    Section 3. Preemptive Rights. Holders of Common Stock and Preferred Stock of the Corporation shall have no preemptive rights to purchase stock of the Corporation or securities convertible into or carrying a right to subscribe for or acquire stock of the Corporation.

                                                                   ATTACHMENT 6
                                      ARTICLE VI

A.  CLASSIFICATION OF BOARD OF DIRECTORS

    Section 1. Number of Directors. Subject to the restriction that the number of directors shall not be less than the number required by law, the number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the directors then in office, but such number shall in no case be less than three. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any director then in office.

    Section 2.  Classification of Directors.  This Article VI, Part A,
Section 2 shall be effective only from and after the closing of the Corporation's initial public offering of shares of Common Stock pursuant to the Securities Act of 1933, as amended (the "Public Offering Date"). The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of the initial Class I directors shall continue until the first annual meeting following the Public Offering Date and until their successors are chosen and qualified, the term of office of the initial Class II directors shall continue until the second annual meeting following the Public Offering Date and until their successors are chosen and qualified and the term of office of the initial Class III directors shall continue until the third annual meeting following the Public Offering Date and until their successors are chosen and qualified. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the authorized number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A majority of the directors then in office shall constitute a quorum for the transaction of business. Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause by the affirmative vote of (i) the holders of not less than a majority of the voting power represented by all the shares of stock of the Corporation outstanding and entitled to vote for the election of directors, given at a duly called annual or special meeting of stockholders, or (ii) a majority of the directors then in office.

B.  LIMITATION OF LIABILITY OF DIRECTORS

    No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law, or (iv) with respect to any transaction from which the director derived an improper personal benefit.

    No amendment or repeal of this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts or omissions occurring prior to such amendment or repeal.

C.  INDEMNIFICATION

    Section 6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, proceeding or investigation, whether civil, criminal or administrative (a "Proceeding"), by reason of being, having been or having agreed to become, a director or officer of the Corporation, or serving, having served or having agreed to serve, at the request of the Corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan (any such person being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expense, liability and loss (including without limitation reasonable attorneys' fees, judgments, fines, "ERISA" excise taxes or penalties) incurred or suffered by the Indemnitee or on behalf of the Indemnitee in connection with such Proceeding and any appeal therefrom, unless the Indemnitee shall have been adjudicated in such Proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Notwithstanding anything to the contrary in these Articles of Organization, except as set forth in Section 6.6 below, the Corporation shall not indemnify or advance expenses to an Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by the Indemnitee, unless the initiation thereof was approved by the Board of Directors of the Corporation.

    Section 6.2 Settlements. Subject to compliance by the Indemnitee with the applicable provisions of Section 6.5 below, the right to indemnification conferred in these Articles of Organization shall include the right to be paid by the Corporation for amounts paid in settlement of any such Proceeding and any appeal therefrom, and all expenses (including attorneys' fees) incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless it is held or determined pursuant to Section 6.5 below that the Indemnitee did not act in good faith in the reasonable belief that his or her action was in the best interest of the Corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

    Section 6.3 Notification and Defense of Proceedings. The Indemnitee shall notify the Corporation in writing as soon as reasonably practicable of any Proceeding involving the Indemnitee for which indemnity or advancement of expenses is intended to be sought. Any omission to so notify the Corporation shall not relieve it from any liability that it may have to the Indemnitee under these Articles of Organization unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Corporation. With respect to any Proceeding of which the Corporation is so notified, the Corporation shall be entitled but not obligated, to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee, except as provided in the last sentence of this Section 6.3. After notice from the Corporation to the Indemnitee of its election so to assume such defense (subject to the limitations in the last sentence of this Section 6.3), the Corporation shall not be liable to the Indemnitee for any fees and expenses of counsel subsequently incurred by the Indemnitee in connection with such Proceeding, other than as provided below in this Section
6.3. The Indemnitee shall have the right to employ his or her own counsel in connection with such Proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof at its expense with counsel reasonably acceptable to Indemnitee shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee at the Corporation's expense has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel reasonably acceptable to the Indemnitee to assume the defense of such Proceeding within a reasonable time after receiving notice thereof, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided in these Articles of Organization. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any Proceeding brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

    Section 6.4 Advance of Expenses. Except as provided in Section 6.3 of these Articles of Organization, as part of the right to indemnification granted by these Articles of Organization, any expenses (including attorneys' fees) incurred by an Indemnitee in defending any Proceeding within the scope of Section 6.1 of these Articles of Organization or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of a written undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized by Section 6.1 or Section 6.2 of these Articles of Organization. Such undertaking need not be secured and shall be accepted without reference to the financial ability of the Indemnitee to make such repayment. Such advancement of expenses shall be made by the Corporation promptly following its receipt of written requests therefor by the Indemnitee, accompanied by reasonably detailed documentation, and of the foregoing undertaking.

    Section 6.5 Certain Presumptions and Determinations. If, in a Proceeding brought by or in the right of the Corporation, a director or officer of the Corporation is held not liable for monetary damages, whether because that director or officer is relieved of personal liability under the provisions of Article VI, Part B of these Articles of Organization of the Corporation or otherwise, that director or officer shall be deemed to have met the standard of conduct set forth in Section 6.1 and thus to be entitled to be indemnified by the Corporation thereunder. In any adjudicated Proceeding against an Indemnitee brought by reason of the Indemnitee's serving, having served or agreed to serve, at the request of the Corporation, for an organization other than the Corporation in one or more of the capacities indicated in Section 6.1, if the Indemnitee shall not have been adjudicated not to have acted in good faith in the reasonable belief that the Indemnitee's action was in the best interest of such other organization, the Indemnitee shall be deemed to have met the standard of conduct set forth in
Section 6.1 and thus be entitled to be indemnified thereunder. An adjudication in such a Proceeding that the Indemnitee did not act in good faith in the reasonable belief that the Indemnitee's action was in the best interest of such other organization shall not create a presumption that the Indemnitee has not met the standard of conduct set forth in Section 6.1. In order to obtain indemnification of amounts paid in settlement pursuant to
Section 6.2 of these Articles of Organization, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to such indemnification. Any such indemnification under Section 6.2 shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless a court of competent jurisdiction holds within such 60-day period that the Indemnitee did not meet the standard of conduct set forth in Section 6.2 or the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet such standard. Such determination shall be made by the Board of Directors of the Corporation, based on advice of independent legal counsel (who may, with the consent of the Indemnitee, be regular legal counsel to the Corporation). The Corporation and the directors shall be under no obligation to undertake any such determination or to seek any ruling from any court.

    Section 6.6 Remedies. The right to indemnification or advances as granted by these Articles of Organization shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such a request, in whole or in part, or, with respect to indemnification pursuant to Section 6.2, if no disposition thereof is made within the 60-day period referred to above in Section 6.5. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under these Articles of Organization shall be on the Corporation. Neither absence of any determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met any applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section
6.5 that the Indemnitee has not
met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including reasonable attorneys' fees) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such Proceeding shall also be paid by the Corporation.

    Section 6.7 Contract Right; Subsequent Amendment. The right to indemnification and advancement of expenses conferred in these Articles of Organization shall be a contract right. No amendment, termination or repeal of these Articles of Organization or of the relevant provisions of Chapter 156B of the Massachusetts General Laws or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification or advancement of expenses under the provisions hereof with respect to any Proceeding arising out of or relating to any action, omission, transaction or facts occurring prior to the final adoption of such amendment, termination or repeal, except with the consent of the Indemnitee.

    Section 6.8 Other Rights. The indemnification and advancement of expenses provided by these Articles of Organization shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in these Articles of Organization shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with any Indemnitee providing indemnification rights and procedures different from those set forth in these Articles of Organization.

    Section 6.9 Partial Indemnification. If an Indemnitee is entitled under any provision of these Articles of Organization to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with any Proceeding and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including reasonable attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

    Section 6.10 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another organization or employee benefit plan against any expense, liability or loss incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156B of the Massachusetts General Laws.

    Section 6.11 Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under these Articles of Organization with respect to any Proceeding arising out of or relating to any action, omission, transaction or facts occurring on or prior to the date of such merger or consolidation.

    Section 6.12 Savings Clause. If these Articles of Organization or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any Proceeding, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of these Articles of Organization that shall not have been invalidated and to the fullest extent permitted by applicable law.

    Section 6.13 Subsequent Legislation. If the Massachusetts General Laws are amended after adoption of these Articles of Organization to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws as so amended.

    Section 6.14 Indemnification of Others. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to employees or agents of the Corporation or other persons serving the Corporation who are not Indemnitees, and such rights may be equivalent to, or greater or less than, those set forth in these Articles of Organization.

D.  TRANSACTIONS WITH INTERESTED PERSONS

    1. Unless entered into in bad faith, no contract or transaction by this Corporation shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Person.

    2. For the purposes of this Article, "Interested Person" means any person or organization in any way interested in this Corporation whether as an officer, director, stockholder, employee or otherwise, and any other entity in which any such person or organization this Corporation is in any way interested.

    3. Unless such contract or transaction was entered into in bad faith, no Interested Person, because of such interest, shall be liable to this Corporation or to any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

    4. The provisions of this Article shall be operative notwithstanding the fact that the presence of an Interested Person was necessary to constitute a quorum at a meeting of directors or stockholders of this Corporation at which such contract or transaction was authorized or that the vote of an Interested Person was necessary for the authorization of such contract or transaction.

E.  ENFORCEMENT

    If the Corporation shall fail to perform, observe or pay any of its obligations set forth in this Articles of Organization, then in each and every such case any holder of capital stock affected thereby may proceed to enforce performance of such obligations in such manner as it may elect and may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding for performance of such obligations.

F.  STOCKHOLDERS' MEETINGS

    Meetings of stockholders of this Corporation may be held anywhere in the United States.

G.  AMENDMENT OF BY-LAWS

    The By-Laws may provide that the Board of Directors as well as the stockholders may make, amend or repeal the By-Laws of this Corporation, except with respect to any provision thereof which by law, by these Articles of Organization or by the By-Laws requires action by the stockholders.

H.  ACTING AS A PARTNER

    This Corporation may be a partner in any business enterprise which it would have power to conduct by itself.

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                                                                 ATTACHMENT A

    Article III is hereby amended by changing the presently authorized 4,000 shares of Class A Common Stock, $.01 par value, 2,000 shares of Class B Common Stock, $.01 par value, and 2,000 shares of Class C Common Stock, $.01 par value, into the classes and shares of stock set forth in Article III.

    Article IV is hereby amended by deleting Article IV in its entirety and by replacing it with a new Article IV as set forth on Attachment 4.

    Article VI is hereby amended by deleting Article VI in its entirety and be replacing it with a new Article VI as set forth on Attachment 6.